Exhibit 8.1

April 10, 2013

Barclays Bank PLC,

      1 Churchill Place,

              London E14 5HP,

                    United Kingdom.

Ladies and Gentlemen:

We have acted as your United States tax counsel in connection with the registration under the Securities Act of 1933 (the “Act”) of $1,000,000,000 of 7.75% Fixed to Fixed Rate Contingent Capital Notes due April 2023 Callable April 2018 (the “Notes”), which are direct, unsecured and subordinated obligations of Barclays Bank PLC, an English public limited company. We hereby confirm to you that our opinion is as set forth under the caption “Tax Considerations – Material U.S. Federal Income Tax Consequences” in the prospectus supplement dated April 3, 2013 (the “Prospectus Supplement”) to the prospectus dated August 31, 2010, included in the Registration Statement on Form F-3 relating to the Notes.

We hereby consent to the filing of this opinion as an exhibit to the Prospectus Supplement and to the reference to us under the heading “Tax Considerations – Material

Barclays Bank PLC

U.S. Federal Income Tax Consequences” in the Prospectus Supplement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP